SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

     Filed by the registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Rule 14(a)-12


                          Northwest Natural Gas Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


     Payment of Fling Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applied:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          NORTHWEST NATURAL GAS COMPANY

                               ONE PACIFIC SQUARE

                             220 N.W. SECOND AVENUE
                             PORTLAND, OREGON 97209
                                 (503) 226-4211

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                                                Portland, Oregon, April 16, 2001

To the Shareholders:

     The 2001 Annual Meeting of Shareholders of Northwest Natural Gas Company will be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 24, 2001, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

(1) to elect one Class I director to a term of two years and four Class II directors to a term of three years;

(2)  to approve the Company's Long-Term Incentive Plan;

(3)  to elect independent auditors for the year 2001; and

(4) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on April 5, 2001 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

     The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under the Company's Dividend Reinvestment and Stock Purchase Plan, its Retirement K Savings Plan or its Employee Stock Purchase Plan to vote any shares held for shareholders' benefit under those Plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.

     WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. THE PROMPT RETURN OF YOUR PROXY WILL SAVE YOUR COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY VOTE IN PERSON AT THE MEETING WHETHER OR NOT YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

                                        By Order of the Board of Directors,

                                        /s/ C.J. Rue

                                        Secretary

                          NORTHWEST NATURAL GAS COMPANY
                               ONE PACIFIC SQUARE
                             220 N.W. SECOND AVENUE
                             PORTLAND, OREGON 97209
                                 (503) 226-4211

                       2001 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2001

                                 PROXY STATEMENT

     The Board of Directors of Northwest Natural Gas Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 24, 2001, at 2:00 p.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly.

     The Company's Annual Report for the fiscal year ended December 31, 2000, including audited financial statements, has been mailed to all shareholders. This proxy statement and the accompanying proxy card are being mailed to shareholders commencing April 16, 2001.

     All shares represented by proxies which have been properly executed and returned to the management will be voted at the meeting. Where a shareholder eligible to vote specifies a choice by means of the ballot space provided in the proxy, the shares will be voted in accordance with the specification so made. If no specification is made, such shares will be voted FOR Items 1, 2 and 3, and may be cumulatively voted for the election of directors. The proxy may be revoked by you at any time before it is exercised by delivering to the Company a later dated proxy, by giving written notice of revocation to the Secretary of the Company at the address shown above, or by attending the meeting and voting your shares in person.

     The close of business on April 5, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING SECURITIES OF THE COMPANY

     The 25,200,048 shares of Common Stock outstanding on March 16, 2001 were held by about 10,300 shareholders residing in 50 states, the District of Columbia, Guam, Puerto Rico and a number of foreign countries.

     Each holder of Common Stock of record at the close of business on April 5, 2001 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

     A majority of the shares of Common Stock outstanding at the close of business on April 5, 2001 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

     The holders of Preferred Stock do not participate in the election of directors unless Preferred dividends are in arrears (none are in arrears). The holders of the Preference Stock do not participate in the election of directors.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES HELD, TO SIGN AND RETURN YOUR PROXY.

ITEM I - ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Board of Directors be comprised of not less than nine nor more than thirteen directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at thirteen. However, the number of directors will be reduced to twelve upon the retirement, at the conclusion of this year's Annual Meeting, of Mr. Richard B. Keller, who has served on the Board since 1983 and who has reached the mandatory retirement age for Board service. The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible.

     Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class II directors expires with this year's Annual Meeting. Ms. Melody C. Teppola and Messrs. Tod R. Hamachek, Wayne D. Kuni and Russell F. Tromley are nominees for election to the Board as Class II directors to serve until the 2004 Annual Meeting or until their successors have been duly elected and qualified. Each of these nominees was elected by the shareholders at the 1998 Annual Meeting. In addition, Mr. Richard L. Woolworth is a nominee for election to the Board as a Class I director to serve until the 2003 Annual Meeting to fill the vacancy that will be created by Mr. Keller's retirement from the Board. Mr. Woolworth was elected by the Board effective September 1, 2000 to fill a vacancy created by a temporary increase in the size of the Board. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

     Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the five nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE NOMINEES LISTED BELOW.

            INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

                                     CLASS I

                      (FOR A TWO-YEAR TERM ENDING IN 2003)


          RICHARD L. WOOLWORTH
[PHOTO
OMITTED]  Chairman and Chief Executive Officer, The Regence Group, Portland,
          Oregon
          Age: 59
          Director since: 2000
          Board Committees: Audit, Finance

     Since 1995, Mr. Woolworth has served as Chairman and CEO of The Regence Group, the largest regional affiliation of health plans in the western United States, with about 3 million subscribers in Oregon, Washington, Idaho and Utah. He also serves as the Board Chairman of Regence BlueCross BlueShield of Oregon and Regence HMO Oregon, the largest health benefits company in Oregon, and as a director of the Columbia Mutual Funds. He joined Blue Cross of Oregon in 1971 as an assistant vice president and was appointed Chairman and CEO of Blue Cross and Blue Shield of Oregon in 1990. Woolworth is immediate past chair of the National BlueCross BlueShield Association. He is past chairman of the Portland Chamber of Commerce as well as regional fund drives for the United Way and the Juvenile Diabetes Foundation. Mr. Woolworth, a certified public accountant, is a graduate of Lewis and Clark College.


                                    CLASS II

                     (FOR A THREE-YEAR TERM ENDING IN 2004)

          TOD R. HAMACHEK
[PHOTO
OMITTED] Chairman and Chief Executive Officer, Penwest Pharmaceuticals Company Patterson, New York
          Age: 55
          Director since: 1986
          Board Committees: Pension, Retirement, Organization and Executive
                            Compensation (Chairman)

     Mr. Hamachek has served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company since October 1997. Penwest, which was spun off from Penford Corporation in 1998, is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of Penwest, The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). Mr. Hamachek serves on the governing bodies of Williams College and the National Peace Garden Foundation. He is a graduate of Williams College and the Harvard Business School.

          WAYNE D. KUNI
[PHOTO
OMITTED]  Chairman, Kuni Enterprises, Beaverton, Oregon
          Age: 70
          Director since: 1980
          Board Committees: Executive, Audit (Chairman), Finance, Organization
                            and Executive Compensation

     Mr. Kuni is the founder, Chairman and principal shareholder of Kuni Enterprises, which owns Cadillac, Lexus, BMW and other automobile dealerships in Oregon, Colorado and California. He is a past President of the Oregon Automobile Dealers Association, the Portland Chamber of Commerce and the Arlington Club. He serves on the Board of Keller Enterprises and formerly served on the Board of Trustees of the Oregon Health Sciences Foundation. He is Chairman Emeritus of the Board of Governors of the Portland Shriners Hospital. Mr. Kuni is a graduate in business administration from Kettering University, Flint, Michigan.


          MELODY C. TEPPOLA
[PHOTO
OMITTED]  Managing Partner, National Builders Hardware Company, Portland, Oregon
          Age: 58
          Director since: 1987
          Board Committees: Executive, Pension, Retirement, Environmental Policy

     Ms. Teppola has been associated with National Builders Hardware Company, a regional and national distributor of builders hardware, woodworking machinery and decorative plumbing, since 1965, and a managing partner since 1975. Her community activities have focused on art, education and advocacy for women and children. She is a member of the Marquam Hill Steering Committee of the Oregon Health Sciences University, the Public Art Advisory Committee of the Regional Arts and Culture Council and the Advisory Board of the Port of Portland Mentor Program. She also serves as a director of the Bonnie Bronson Fund of the Oregon Community Foundation and the Portland Metropolitan Chamber of Commerce. Ms. Teppola is a Mills College graduate.

          RUSSELL F. TROMLEY
[PHOTO
OMITTED] President and Chief Executive Officer, Tromley Industrial Holdings, Inc., Tualatin, Oregon
          Age: 61
          Director since: 1994
          Board Committees: Audit, Finance

     Mr. Tromley has served as President and Chief Executive Officer of Tromley Industrial Holdings, Inc., since its formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He is a founding director of The Bank of the Northwest, and also serves as a director of the Evans Scholars Foundation and the Western Golf Association. Mr. Tromley attended the University of Washington and the Harvard Business School.


             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                     CLASS I

                               (TERM ENDING 2003)


          RANDALL C. PAPE
[PHOTO
OMITTED] President and Chief Executive Officer, The Pape Group, Inc., Eugene, Oregon
          Age: 50
          Director since: 1996
          Board Committees: Environmental Policy, Organization and Executive
                            Compensation, Pension, Retirement

     Since 1981, Mr. Pape has served as President, Chief Executive Officer and a director of The Pape Group, Inc., a holding company for Pape Bros., Inc., Flightcraft, Inc., Hyster Sales Co., Ditch Witch of Oregon & Washington, Industrial Finance Co. and Pape Properties, Inc. He also is President, CEO and a director of Liberty Financial Group, a holding company for Liberty Bank SB, EcoSort LLC, and Sanipac, Inc., and a partner in Pape Investment Company. Mr. Pape is a director and formerly served as President of Mt. Bachelor, Inc., and also is a director of Obie Media Corporation. He serves as a Commissioner to the Oregon Department of Transportation, is Chairman of the Board of Trustees of the University of Oregon Foundation, and also serves on the Oregon Business Council and as a trustee for The Nature Conservancy of Oregon. He earned a Bachelor of Science degree in Finance from the University of Oregon.

          ROBERT L. RIDGLEY
[PHOTO
OMITTED]  Retired Chairman of the Board of the Company, Portland, Oregon
          Age: 67
          Director since: 1984
          Board Committees: Executive, Pension, Retirement, Finance,
                            Environmental Policy

     Mr. Ridgley served as President and Chief Executive Officer of the Company from 1985 until 1996 when he became Chairman of the Board and CEO. He retired as CEO in 1996 and as Chairman of the Board in 1999. He is a director of Kaiser Foundation Hospitals and the Kaiser Foundation Health Plan, and is a past Chairman of the Oregon Business Council, the American Gas Association, the Pacific Coast Gas Association and the Portland Area Chamber of Commerce. Mr. Ridgley serves as a director of the Oregon Independent College Foundation and the New Mexico Chapter of The Nature Conservancy, and as a trustee of the Oregon Health Sciences Foundation. He is a graduate of Cornell University and the Harvard Law School.


          DWIGHT A. SANGREY
[PHOTO
OMITTED]  Business Development Consultant, Portland, Oregon
          Age: 60
          Director since: 1992
          Board Committees: Environmental Policy (Chairman), Audit

     Mr. Sangrey works in the development of new businesses, primarily in health care, engineering and information technologies. He has served as CEO of Santa Fe Technologies, Inc. and Fraction Biologics, LLC, and from 1988 until 1994 was President of the Oregon Graduate Institute of Science & Technology (OGI), and was Professor of Environmental Science and Engineering at OGI until 1995. He is a board member of Santa Fe Technologies, Inc., Airadvice, Inc. and Pacific University, and also serves on several national education and science policy committees. Mr. Sangrey is a graduate of Lafayette College, the University of Massachusetts and Cornell University.

                                    CLASS III

                               (TERM ENDING 2002)


          MARY ARNSTAD
[PHOTO
OMITTED]  Managing Director, Cascade Festival of Music, Bend, Oregon
          Age: 52
          Director since: 1992
          Board Committees: Audit, Environmental Policy

     Ms. Arnstad was appointed managing director of the Cascade Festival of Music in October 2000. From January 1998 until October 1999, she served as President and CEO of Broken Top, Inc., a residential community and golf club development located in Bend, Oregon. In 1997, she established Arnstad Accommodations, Inc., a hospitality company based in Portland, to undertake hotel projects in the Pacific Northwest. In 1988, Ms. Arnstad became President of the Heathman Hotel and in 1992 became President of The Heathman Management Group, Inc., which owns and operates the Heathman Hotel, located in Portland, The Greenwood Inn in Beaverton, Oregon, and other hotels in the region. Ms. Arnstad formerly served as Vice Chairman of the Board of Directors of Preferred Hotels and Resorts Worldwide, and is on the governing board of Northwest Business Culture and the Arts. She also serves on the Board of Directors of Telos Development Company, based in Salem, Oregon. In 2000, Ms. Arnstad was appointed to a second four-year term on the Oregon Tourism Commission. She is a graduate of Wittenberg University.

          THOMAS E. DEWEY, JR.
[PHOTO
OMITTED]  Member, McFarland Dewey & Co., LLC, New York, New York
          Age: 68
          Director since: 1986
          Board Committees: Finance (Chairman), Audit

     Since 1989, Mr. Dewey has been a general partner (now member) in the investment banking firm of McFarland Dewey & Co., LLC (formerly, McFarland Dewey & Co.), which provides clients with independent financial advice, including advice on corporate financial strategies and recapitalization proposals. He is also a director of Genelabs Technologies, Inc., and Chairman Emeritus of Lenox Hill Hospital, and formerly served as a member of the Board and as Vice Chairman of New York City Housing Development Corporation. Mr. Dewey is a graduate of Princeton University and the Harvard Business School.

          RICHARD G. REITEN
[PHOTO
OMITTED] Chairman, President and Chief Executive Officer of the Company, Portland, Oregon
          Age: 61
          Director since: 1996
          Board Committee: Executive

     Mr. Reiten joined the Company as President and Chief Operating Officer and was elected to the Board effective March 1, 1996. He was elected President and Chief Executive Officer effective January 1, 1997, and was appointed to the additional position of Chairman of the Board in September 2000. Prior to joining the Company, from 1992 through 1995, Mr. Reiten served as President and Chief Operating Officer of Portland General Electric Company (PGE) after serving as President of PGE's parent company, Portland General Corporation (PGC), from 1989 through 1992. He also served as a director of PGC from 1983 to 1987 and from 1990 to 1995 when he retired from PGE. He is a director of U.S. Bancorp, The Regence Group and Building Materials Holding Corporation. He serves on the boards of the American Gas Association, American Electric and Gas Insurance Services, the United Way and The Nature Conservancy of Oregon. He is a past General Chairman of the United Way campaign for Portland and a past Chairman of both the Portland Metropolitan Chamber of Commerce and the Association for Portland Progress. Mr. Reiten is a graduate of the University of Washington and the executive and board of directors programs at the Stanford Business School.


          BENJAMIN R. WHITELEY
[PHOTO
OMITTED] Chairman and CEO, Retired, Standard Insurance Company, and Lead Director of the Company, Portland, Oregon
          Age: 71
          Director since: 1989
          Board Committees: Executive (Chairman), Organization and Executive
                            Compensation

     Mr. Whiteley is Chairman and CEO, Retired, of Standard Insurance Company. He served as Standard's President and Chief Executive Officer from 1983 to 1993; as its Chairman of the Board and Chief Executive Officer from 1993 to 1994; and as Chairman of the Board from 1994 until his retirement in March 1998. He is also a director of The Greenbrier Companies and Willamette Industries, Inc., and a retired director of StanCorp Financial Group and Standard Insurance Company. He has served as Lead Director of the Company's Board of Directors since 1994. Mr. Whiteley has been active in numerous civic organizations and currently serves on the boards of Pacific University, the Oregon State University Foundation, the Oregon Business Council, the Oregon Community Foundation and the St. Vincent Medical Foundation. He is a graduate of Oregon State University, the University of Michigan and the advanced management program at the Harvard Business School.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES:

     There are seven standing committees of the Board: the Audit, Retirement, Pension, Organization and Executive Compensation, Environmental Policy, Finance and Executive Committees.

     The Audit Committee is comprised of directors Arnstad, Dewey, Kuni, Sangrey, Tromley and Woolworth, each of whom is an outside director. The Committee approves the work program of the Company's internal audit staff and reviews the corporate audit and other internal accounting control matters with the independent certified public accountants elected by the shareholders. It reports regularly to the Board. The Committee held four meetings during 2000.

     The Retirement Committee and the Pension Committee oversee the administration of the Company's two defined benefit plans, the Retirement Plan for Non-Bargaining Unit Employees and the Retirement Plan for Bargaining Unit Employees. The Retirement Committee consists of directors Hamachek, Keller, Pape, Ridgley and Teppola. These directors, together with a representative chosen by the bargaining unit members, also constitute the Pension Committee. The two Committees met three times during 2000.

     The Organization and Executive Compensation Committee, which is comprised of directors Hamachek, Keller, Kuni, Pape and Whiteley, each of whom is an outside director, reviews the performance of executive officers, considers executive compensation survey data in making recommendations to the Board relating to the Company's executive compensation program and benefit plans and administers the 1985 Stock Option Plan. This Committee also makes recommendations to the Board on organization and executive succession matters. Four meetings of this Committee were held during 2000.

     The Environmental Policy Committee develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of the Company's compliance with environmental regulations. The Committee is comprised of directors Arnstad, Pape, Ridgley, Sangrey and Teppola. This Committee held two meetings in 2000.

     The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to the Company's financing programs, financial policy matters and material regulatory issues. The Committee consists of directors Dewey, Kuni, Ridgley, Tromley and Woolworth. The Committee held three meetings in 2000.

     The Executive Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of the Company, except as otherwise may be provided by law. This Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. Shareholders' suggestions for director-nominees may be submitted to the Secretary of the Company for consideration by the Executive Committee. The Company's Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Secretary of the Company on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting. This Committee, which is comprised of directors Keller, Kuni, Reiten, Ridgley, Teppola and Whiteley, held two meetings in 2000.

     In 1994, the Board created the position of Lead Director and elected Mr. Whiteley to the position. The Lead Director consults with the Chief Executive Officer on Board organization matters, including the selection of committee members and chairs. The Lead Director also chairs meetings of the Executive Committee and regularly scheduled meetings of outside directors, which are held at least twice each year, and coordinates the periodic evaluation by outside directors of the Board's performance.

     Directors who are not employees of the Company receive an annual retainer of $10,000, a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended. In addition, a $3,000 annual retainer is paid to each Committee chair, except the chair of the Executive Committee/Lead Director who is paid $2,000 per month for his services in these capacities. Non-employee directors who serve as directors of NNG Financial Corporation, a wholly-owned subsidiary of the Company, also receive a fee of $250 for each Board meeting of NNG Financial Corporation attended.

     During 2000, there were six meetings of the Company's Board and one meeting of the Board of NNG Financial Corporation. No director attended fewer than 75 percent of the total meetings of the Company or subsidiary Boards or committees on which he or she served.

DIRECTORS DEFERRED COMPENSATION PLAN

     Directors may elect to defer the receipt of all or a part of their directors' fees under the Company's Directors Deferred Compensation Plan. At the director's election, deferred amounts may be credited to either a "cash account" or a Company "stock account." If deferred amounts are credited to stock accounts, such accounts are credited with a number of shares based on the purchase price of Common Stock on the next purchase date under the Company's Dividend Reinvestment and Stock Purchase Plan, and such accounts are credited with additional shares based on the deemed reinvestment of dividends. Prior to January 1, 2001, cash accounts were credited quarterly with interest at a rate equal to the annual rate of interest paid on 30-year U.S. Treasury securities plus three percentage points. Effective January 1, 2001, the crediting rate was changed to the Moody's Average Corporate Bond Yield plus two percentage points. The crediting rate is subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed ten years, or in a combination of lump sum and installments.

     The Company's obligations under the Plan are unfunded and benefits will be paid either from the general funds of the Company or from the Umbrella Trust for Directors which has been established for this Plan. With respect to the cash accounts, the Company has purchased life insurance policies on the lives of the participants, the proceeds from which will be used to reimburse the Company for the payment of cash benefits from the Plan. This insurance is designed so that, if the assumptions made as to mortality experience, policy dividends and other factors are realized, insurance policy proceeds paid to the Company will be at least equal to all the premium payments and cash benefits paid under the Plan. The cost of any one individual participant cannot be properly allocated or determined because of overall Plan assumptions. In addition, the Company has contributed cash and Common Stock to the trustee of the Umbrella Trust such that the Umbrella Trust holds the number of shares of Common Stock equal to the number of shares credited to all directors' stock accounts. Shares so held will be used to fund the Company's obligation to pay out the stock accounts.

     The Company may from time to time transfer other assets to the trustee of the Umbrella Trust to hold in trust for the benefit of Plan participants. The Company's obligations under the Plan are not limited to trust assets, and Plan participants will have a claim against the Company for any payments not made by the trustee. The Company instructs the trustee as to the investment of the trust's assets and the trustee's fees and expenses are paid by the Company.

     Upon the occurrence of certain events, such as a change in control of the Company, termination of the Plan or the failure by the Company to provide the trust with adequate funds to pay current benefits, the Company may be required under the terms of the trust to contribute to the trust annually the amount by which the present value of all benefits payable under the Plan exceeds the value of the trust's assets.

NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

     Non-employee directors of the Company are awarded approximately $50,000 worth of the Company's Common Stock upon joining the Board pursuant to the Company's Non-Employee Directors Stock Compensation Plan. These initial awards vest in monthly installments over the five calendar years following the award. On January 1 of each year thereafter, non-employee directors are awarded an additional $10,000 of Common Stock which vests in monthly installments in the fifth year following the award (after the previous award has fully vested). All awards vest immediately upon a change in control of the Company. Unvested shares are forfeited if the recipient ceases to be a director. The shares awarded are purchased in the open market by the Company at the time of award. Directors may elect to defer unvested shares into their stock accounts under the Directors Deferred Compensation Plan. Certificates representing a director's vested shares are not delivered to the director until after the director leaves the Board.

DIRECTORS RETIREMENT BENEFIT

     On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, the Company credited a number of shares of Company Common Stock to a stock account under the Directors Deferred Compensation Plan for each then current director. If such a director retires from the Board at age 72 or older with 10 or more years of service as a director or if the director earlier dies or becomes disabled or if there is an earlier change in control of the Company, the Company is obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, the Company contributed to the Umbrella Trust for Directors a number of shares of the Company's Common Stock equal to the number of shares credited to directors' accounts. Such stock is held in the Umbrella Trust and will be used to fund the Company's obligation to pay out the stock accounts. The number of shares of Common Stock in the retirement benefit stock account of each such director at December 31, 2000 was: Mary Arnstad, 557; Thomas E. Dewey, Jr., 1,793; Tod R. Hamachek, 688; Richard B. Keller, 2,483; Wayne D. Kuni, 2,104; Randall C. Pape, 519; Richard G. Reiten, 1,139; Robert L. Ridgley, 1,659; Dwight
A. Sangrey, 1,059; Melody C. Teppola, 852; Russell F. Tromley, 1,059; and Benjamin R. Whiteley, 2,283.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late or missed filings of those reports made by its directors and executive officers during 2000. Based solely upon a review of the copies of such reports furnished to it and written representations that no other such reports were required, the Company believes that during 2000 all directors and executive officers timely filed all such required reports.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of February 28, 2001 (except as otherwise noted) by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 14 and all directors and executive officers as a group.

                                                          PERCENT OF OUTSTANDING
NAME OF BENEFICIAL OWNER         NUMBER OF SHARES (1)          COMMON STOCK
------------------------         ----------------         ----------------------

Mary Arnstad                           7,067  (2)                     *
Bruce R. DeBolt                       29,253  (3)                     *
Thomas E. Dewey, Jr.                   6,670  (4)                     *
Mark S. Dodson                        19,354  (5)                     *
Tod R. Hamachek                       10,606  (6)                     *
W. Richard Harper, Jr.                15,346  (7)                     *
Wayne D. Kuni                         15,594  (8)                     *
Michael S. McCoy                      36,583  (9)                     *
Randall C. Pape                        8,497 (10)                     *
Richard G. Reiten                     96,216 (11)                     *
Robert L. Ridgley                     27,027 (12)                     *
Dwight A. Sangrey                      6,855 (13)                     *
Melody C. Teppola                      7,455 (14)                     *
Russell F. Tromley                     8,816 (15)                     *
Benjamin R. Whiteley                  11,408 (16)                     *
Richard L. Woolworth                   2,838 (17)                     *

All directors and officers as        342,632 (18)                     1.4
a group (20 in number)

*    The total for each individual is less than 1.0 percent.

1 Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power.

2 Includes 1,890 shares subject to forfeiture under the Non-Employee Directors Stock Compensation Plan (NEDSCP), 2,554 shares credited to a stock account under the Directors Deferred Compensation Plan (DDCP) and 1,300 shares held in an Individual Retirement Account (IRA).

3 Includes 10,708 shares held jointly with wife, 15,491 shares which Mr. DeBolt has the right to acquire within 60 days through the exercise of options under the 1985 Stock Option Plan (1985 SOP) and 88 shares held indirectly under the Retirement K Savings Plan (RKSP) at February 20, 2001.

4 Includes 1,629 shares subject to forfeiture under the NEDSCP and 3,377 shares credited to a stock account under the DDCP.

5 Includes 7,500 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the 1985 SOP and 88 shares held indirectly under the RKSP at February 20, 2001.

6 Includes 1,854 shares subject to forfeiture under the NEDSCP and 5,896 shares credited to a stock account under the DDCP.

7 Includes 9,700 shares which Mr. Harper has the right to acquire within 60 days through the exercise of options under the 1985 SOP and 5,343 shares held indirectly under the RKSP at February 20, 2001.

8 Includes 784 shares subject to forfeiture under the NEDSCP, 5,095 shares held in trust, and 7,902 shares credited to a stock account under the DDCP.

9 Consists of 11,233 shares held indirectly by Mr. McCoy under the RKSP at February 20, 2001, 10,350 shares held jointly with wife and 15,000 shares which Mr. McCoy has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

10 Includes 1,878 shares subject to forfeiture under the NEDSCP and 4,039 shares credited to a stock account under the DDCP.

11 Includes 16,275 shares held indirectly by Mr. Reiten under the RKSP at February 20, 2001, 67,500 shares which Mr. Reiten has the right to acquire within 60 days through the exercise of options under the 1985 SOP and 1,153 shares credited to a stock account under the DDCP.

12 Includes 1,900 shares subject to forfeiture under the NEDSCP and 3,379 shares credited to a stock account under the DDCP.

13 Includes 1,890 shares subject to forfeiture under the NEDSCP and 2,658 shares credited to a stock account under the DDCP.

14 Includes 1,854 shares subject to forfeiture under the NEDSCP, 2,243 shares held in trust, and 2,424 shares credited to a stock account under the DDCP.

15 Includes 1,854 shares subject to forfeiture under the NEDSCP, 2,633 shares credited to a stock account under the DDCP and 24 shares held by wife in an IRA.

16 Includes 427 shares subject to forfeiture under the NEDSCP and 6,898 shares credited to a stock account under the DDCP.

17 Includes 2,051 shares subject to forfeiture under the NEDSCP and 1,106 shares credited to a stock account under the DDCP.

18 Includes 33,040 shares of which 6,451 shares are held jointly with spouses, 459 shares are held as custodian for minor children, 4,657 shares are held indirectly under the RKSP at February 20, 2001 and 19,600 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the 1985 SOP.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and other compensation for services in all capacities to the Company for the years ended December 31, 2000, 1999 and 1998, of those persons who were, during 2000 and at December 31, 2000
(i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the Named Executive Officers):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                           ANNUAL COMPENSATION                       COMPENSATION
                                     ---------------------------------               ------------
                                                                   OTHER              SECURITIES
 NAME AND                                                          ANNUAL             UNDERLYING           ALL OTHER
 PRINCIPAL POSITION            YEAR        SALARY      BONUS    COMPENSATION(1)         OPTIONS           COMPENSATION(2)
--------------------------    ------      --------   --------   ------------          -----------         ------------

Richard G. Reiten              2000       $426,174   $236,500      $ 2,520              15,000              $ 12,533
Chairman, President and        1999        405,004    190,500        9,300                   0                 7,900
Chief Executive Officer        1998        391,670          0       11,929              10,000                10,137

Michael S. McCoy               2000        212,504     79,000            0               7,500                 5,625
  Executive Vice President     1999        197,504     69,300          692                   0                 3,700
                               1998        183,354          0       27,111               5,000                 4,701

Bruce R. DeBolt                2000        213,838     79,900            0               7,500                 5,803
  Senior Vice President        1999        206,504     71,300          785                   0                 4,030
  and Chief Financial          1998        200,520          0        4,872               5,000                 5,076
  Officer

Mark S. Dodson                 2000        188,340     72,100            0               7,500                 5,106
  Senior Vice President        1999        179,175     62,800            0                   0                 3,500
  and General Counsel          1998        175,008          0       19,533               5,000                 3,770

W. Richard Harper, Jr.         2000        158,340     54,700       21,792               5,000                 4,000
  Senior Vice President        1999        148,333     33,300           27                   0                 2,800
                               1998        138,333     25,000       19,733               8,000                 3,227

1 The amounts shown for Mr. Reiten for the year 2000, for Messrs. Reiten and DeBolt for the years 1998 and 1999 and for Messrs. McCoy and Harper for the year 1999 represent the employee portion of the Medicare Hospital Insurance Tax liability paid by the Company on the present value increase in those years of their benefits under the Executive Supplemental Retirement Income Plan, together with an additional payment relating to income tax payable by such officers in respect of the payments made by the Company. The amount shown for Mr. Harper for 2000 includes $320 for the payment of the tax liabilities discussed in the preceding sentence and $14,780 for the payment of an automobile allowance. The amounts shown for Messrs. McCoy, Dodson and Harper for the year 1998 include $5,196, $0 and $209, respectively, for the payment of the tax liabilities discussed in the first sentence and $15,480 each for Messrs. McCoy and Dodson and $13,380 for Mr. Harper for the payment of automobile allowances.

2 Amounts for the year 2000 include Company matching amounts contributed or accrued for the year 2000 for the Named Executive Officers under the Company's Executive Deferred Compensation Plan ($7,433 for Mr. Reiten, $5,625 for Mr. McCoy, $703 for Mr. DeBolt, $6 for Mr. Dodson and $173 for Mr. Harper) and its Retirement K Savings Plan ($5,100 each for Messrs. Reiten, DeBolt and Dodson, $0 for Mr. McCoy and $3,827 for Mr. Harper).

                        OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth the number of shares of the Company's Common Stock subject to stock options granted to the Named Executive Officers listed in the Summary Compensation Table during 2000, together with related information.

                                                 INDIVIDUAL GRANTS
                          ---------------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE VALUE
                            NO. OF                                                              AT ASSUMED ANNUAL RATES
                          SECURITIES    PERCENT OF TOTAL       EXERCISE OR                    OF STOCK PRICE APPRECIATION
                          UNDERLYING   OPTIONS GRANTED TO      BASE PRICE                           FOR OPTION TERM(3)
                           OPTIONS     EMPLOYEES IN FISCAL     ----------      EXPIRATION     ---------------------------
NAME                       GRANTED(1)         YEAR(2)            ($/SH)           DATE         5 PERCENT       10 PERCENT
----                      ----------   -------------------     ----------      ----------     ------------     ----------

Richard G. Reiten           15,000             9.8                $20.25          3/2/10         $190,950       $484,500

Michael S. McCoy             7,500             4.9                 20.25          3/2/10           95,475        242,250

Bruce R. DeBolt              7,500             4.9                 20.25          3/2/10           95,475        242,250

Mark S. Dodson               7,500             4.9                 20.25          3/2/10           95,475        242,250

W. Richard  Harper, Jr.      5,000             3.3                 20.25          3/2/10           63,650        161,500


1 One-third of the options became exercisable on February 23, 2001, one-third will become exercisable on January 1, 2002 and the remainder on January 1, 2003.

2 The indicated percentages represent the options to purchase the Company's Common Stock granted to each Named Executive Officer expressed as a percentage of the aggregate number of options to purchase the Company's Common Stock granted to employees of the Company in 2000.

3 The 5 and 10 percent growth rates for the period ending March 2, 2010, which were determined in accordance with the rules of the Securities and Exchange Commission, illustrate that the potential future value of the granted options is linked to future increases in growth of the price of the Company's Common Stock. Because the exercise price for options equals the market price of the Company's Common Stock on the date of grant, no gain to the Named Executive Officers is possible without an increase in the stock price. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Named Executive Officer will depend on the market price of the Company's Common Stock on the date of exercise.

                    LONG-TERM INCENTIVE PLAN - AWARDS IN 2000

     "Item 2 - Proposed Approval of Long-Term Incentive Plan - New Plan Benefits" is information with respect to long-term incentive plan awards in 2000. Such awards are subject to shareholder approval of the Company's Long-Term Incentive Plan.

         AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

     Shown below is information with respect to options to purchase shares of the Company's Common Stock exercised in 2000 and unexercised options granted under the 1985 Stock Option Plan to the Named Executive Officers and held by them at December 31, 2000.

                                                           NO. OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS
                             NO. OF SHARES                      DECEMBER 31, 2000                 AT DECEMBER 31, 2000
                              ACQUIRED ON       VALUE      ---------------------------        -----------------------------
NAME                           EXERCISE       REALIZED     EXERCISABLE   UNEXERCISABLE(1)    EXERCISABLE(2)   UNEXERCISABLE
-----------------------     --------------    --------     -----------   -------------       -----------      -------------

Richard G. Reiten                   0         $     0         59,500        18,000              $292,950          $93,750
Michael S. McCoy                7,125          22,266         10,900         9,100                41,850           46,875
Bruce R. DeBolt                     0               0         11,391         9,100                43,078           46,875
Mark S. Dodson                      0               0          3,400         9,100                     0           46,875
W. Richard Harper, Jr.              0               0          5,400         7,600                     0           31,250


1 Unexercisable options are those options that have not vested. Of the options shown, a portion became exercisable in early 2001 and the remainder will become exercisable in 2002 and 2003.

2 Represents the difference between the option exercise prices for in-the-money options and the closing price of $26.50 for the Company's Common Stock as quoted on the New York Stock Exchange on December 29, 2000 times the number of options. Options granted to all Named Executive Officers in 1998 were not in-the-money at year-end 2000.

         REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE
                                       ON
                        EXECUTIVE MANAGEMENT COMPENSATION

EXECUTIVE COMPENSATION PRINCIPLES

     The Company's executive compensation program is administered by the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which is comprised of directors Hamachek, Keller, Kuni, Pape and Whiteley, each of whom is an outside director. The program is designed to attract, motivate and retain talented executives critical to the achievement of the Company's long-term business strategy, its annual goals and objectives, the enhancement of shareholder value, and the implementation of corporate values. The program seeks to do this by:

o Tieing a portion of each executive's total compensation opportunity to the achievement of previously-established annual performance goals.

o Aligning executives' long-term interests with those of the Company's shareholders by encouraging ownership of the Company's Common Stock.

o Providing total compensation, including base salary and incentive compensation, which is competitive with that of other energy service and industrial companies of comparable size and circumstances.

EXECUTIVE COMPENSATION COMPONENTS

     There are three primary components of the Company's executive compensation program - annual base salary, annual incentive cash bonuses and long-term stock incentives.

BASE SALARIES

     Base salaries paid to executives are established by the Board of Directors upon the recommendation of the Committee based, in part, on market salary analyses prepared by the Company's independent compensation consultant. These analyses include salary data for comparable executive positions of energy service and industrial companies of approximately the same size in terms of total revenues located throughout the United States. The energy services portion of the analysis includes data from the American Gas Association executive compensation survey, which includes substantially the same companies that comprise the EdwardJones Natural Gas Distribution Index appearing on the performance graph (page 21). The Committee uses this information as a guide to establish base salaries that are competitive with those paid to executives in similar positions in comparable companies. Generally, it is the Committee's policy to target executives' base salaries at a level equivalent to the 50th percentile for base salaries for comparable positions included in the consultant's analyses. Each executive's targeted salary level may be adjusted, at the discretion of the Committee, on the basis of such executive's performance and potential, as well as changes in duties and responsibilities. Executives' salaries are reviewed by the Committee annually.

EXECUTIVE ANNUAL INCENTIVE PLAN

     The Company's Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program which will motivate key executives to achieve previously-established annual performance goals. The amounts to be paid if these goals should be achieved or exceeded, when added to base salaries, are intended to place the Company's executives' compensation at between the 50th and 75th percentiles of total cash compensation for comparable positions included in the consultant's analyses.

     Participation in the Executive Annual Incentive Plan currently is limited to nine executive officers and three top managers selected by the Board. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals.

     At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals. The results are considered by the Committee in determining the amounts, if any, to be awarded.

     The amounts of these awards are based on a formula which reflects an allocation between Company and individual performance criteria. The allocation depends upon each executive's ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 25% to 50% of base salary if the prescribed Company and individual performance goals are met, or up to 37.5% to 75% of base salary if these goals are exceeded.

     Performance goals established for 2000 focused on strengthening the Company's financial position. These included the achievement of: (1) net income in an amount which the Committee determined would demonstrate above average performance; (2) a weighted average ranking for return on equity over a two-year period which would exceed a base level among a peer group of other gas utilities; and (3) several operating goals related to return on new residential customers, customer satisfaction improvement, market share and productivity in serving customers. In combination, these goals measured the Company's performance in terms of its overall profitability, its financial performance, the reduction of costs and the achievement of greater efficiency. In determining the awards, the Committee used a performance matrix which accorded 50% to net income and 25% to each of the other two goals. The grant of any award for 2000 was conditioned upon the Company's 2000 net income exceeding a percentage of the target designated in advance by the Board and being sufficient to cover the payment of all dividends.

LONG-TERM INCENTIVES

     The long-term component of the Company's executive compensation program has historically consisted of the 1985 Stock Option Plan. Stock options incent executives to increase the Company's Common Stock price performance, thereby aligning their interests with those of the other common shareholders.

     The Company typically makes stock option grants under the 1985 Stock Option Plan every two years, rather than annually. When grants are made, as they were in 2000, the number of options granted is not based upon a predetermined formula, but rather upon the Committee's judgment as to how many options will provide meaningful incentives to executives. In determining the number of options to be granted, the Committee takes into consideration the number of shares available for grant under the Plan, the number of options previously granted, the number of shares then owned by each Named Executive Officer in relation to a targeted objective for stock ownership by executives and competitive factors.

     In 2000, the Committee re-evaluated the competitiveness of the long-term incentive opportunities provided to executives and determined that the long-term incentive opportunity currently provided was significantly less than competitive. Therefore, the Committee decided to add a new long-term incentive to the Company's executive compensation program typically consisting of annual awards payable in Company stock based on the Company's financial performance over three-year performance cycles. The initial awards are subject to shareholder approval of the Company's Long-Term Incentive Plan. See "Item 2 - Proposed Approval of Long-Term Incentive Plan." The initial awards included both the standard awards based on a three-year performance cycle and one-time awards based on a two-year performance cycle.

CEO COMPENSATION

     Compensation paid to Richard G. Reiten for the year 2000, as Chairman, President and Chief Executive Officer, consisted of his base salary and an incentive bonus. Mr. Reiten's 2000 compensation reflects a 5.7% increase in his base salary effective as of March 1, 2000, which was deemed by the Committee and the Board to be appropriate to maintain the competitiveness of his base salary. His compensation also reflects a cash bonus of $236,500 under the Executive Annual Incentive Plan. The award of the bonus for 2000, which is equal to 55.5% of Mr. Reiten's 2000 base salary, was based 80% upon the achievement of the corporate performance goals as described above under the "Executive Annual Incentive Plan" and 20% was based upon the Committee's evaluation of Mr. Reiten's performance in relation to the achievement of pre-established individual performance goals. For 2000, the Company reported earnings of $1.88 a diluted share and net income applicable to common stock of $47.8 million. These 2000 results exceeded the financial performance goals established for the year. For 2000, the Company's return on equity of 10.8% ranked 10th among 16 comparable companies. Combined with the return on equity in 1999, the Company's weighted two-year ranking for return on equity was 10th within this group. The Committee determined that the achievements made with respect to these corporate performance goals, together with Mr. Reiten's overall accomplishments for the year, warranted the bonus awarded to Mr. Reiten for 2000.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), generally limits to $1 million per person the amount that the Company may deduct for compensation paid in any year to any individual who, on the last day of the taxable year, is its chief executive officer or is among its four highest compensated officers (other than the chief executive officer). Certain exceptions to this limitation apply to so-called "performance-based compensation." The Company does not expect the sum of the base salary, annual cash incentive bonus and other relevant compensation paid to any executive officer to exceed $1 million in any year. In the event that in the future the Company determines that an executive's annual compensation may approach or exceed this limitation, it will consider the use of this exception to the limitation under Code Section 162(m) as it has in the case of stock options and long-term incentive awards as described below.

     It is the Company's policy generally to grant options that meet the requirements of the Code and the regulations thereunder so that any such compensation recognized by an optionee will be fully deductible performance-based compensation. In May 1995, the shareholders approved an amendment to the 1985 Stock Option Plan to comply with the performance-based compensation requirements of Code Section 162(m) so that compensation received on the exercise of options granted under this Plan would not be subject to the $1 million limitation. In May 2000, the 1985 Stock Option Plan was reapproved by the shareholders to continue the Plan's compliance with the performance-based compensation regulations under Code Section 162(m). In February 1996, the Committee determined that option grants would henceforth generally be Non-Statutory Stock Options for which the Company will receive a tax deduction upon exercise.

     The long-term incentive awards granted by the Company are also intended to meet the "performance-based compensation" requirements of the Code and regulations so that any compensation paid under those awards will be fully deductible.

     Respectfully submitted on February 21, 2001 by the Organization and Executive Compensation Committee of the Board of Directors:

         Tod R. Hamachek, Chair                       Wayne D. Kuni
         Richard B. Keller                            Randall C. Pape
                               Benjamin R. Whiteley

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P SmallCap 600 Index (S&P SmallCap 600) and the EdwardJones Natural Gas Distribution Index (NGDI) for the period of five years commencing December 31, 1995 and ended December 31, 2000.


             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                    (Based on $100 invested on 12/31/95)



                               [GRAPHIC OMITTED]



                      1995      1996      1997      1998      1999      2000
-------------------------------------------------------------------------------
NW NATURAL           $100.00   $114.90   $155.69   $135.92   $121.10   $154.65

S&P SmallCap 600     $100.00   $120.13   $149.60   $146.47   $163.33   $181.33

EdwardJones NGDI     $100.00   $113.60   $147.57   $158.34   $152.48   $190.75
-------------------------------------------------------------------------------

     *Total return assumes reinvestment of dividends at the end of the month during which they were paid.

** EdwardJones Natural Gas Distribution Index is comprised of the following companies:
AGL Resources Inc., Atmos Energy Corp., Cascade Natural Gas Corp., Corning Natural Gas Corp., Delta Natural Gas Co. Inc., Energy West Inc., Energy South Inc., Laclede Gas Co., New Jersey Resources Corp., Northwest Natural Gas Co., NUI Corp., Peoples Energy Corp., Piedmont Natural Gas Co., South Jersey Industries, Southern Union Co., and WGL Holdings Inc.

PENSION PLANS

     The following table shows the estimated annual retirement benefit payable upon retirement at age 65 as a straight life annuity (net of Social Security offset) to the Company's executive officers under the Company's defined benefit plans: the qualified Retirement Plan for Non-Bargaining Unit Employees, the Executive Deferred Compensation Plan supplemental benefit and the Executive Supplemental Retirement Income Plan (ESRIP). Optional forms of payment, including joint and survivor forms, are available, subject to an actuarial adjustment in the amount of payment.


                               PENSION PLAN TABLE

COMPENSATION                            YEARS OF SERVICE
------------   --------------------------------------------------------------

                      10              15              20           25 or more
                      --              --              --           ----------

 $ 150,000        $ 46,500        $  79,100        $ 82,800        $  86,600
   200,000          68,200          111,600         116,600          121,600
   250,000          89,800          144,100         150,300          156,600
   300,000         111,500          176,600         184,100          191,600
   350,000         133,100          209,100         217,800          226,600
   400,000         154,800          241,600         251,600          261,600
   450,000         176,400          274,100         285,300          296,600
   500,000         198,100          306,600         319,100          331,600
   550,000         219,700          339,100         352,800          366,600
   600,000         241,400          371,600         386,600          401,600
   650,000         263,000          404,100         420,300          436,600
   700,000         284,700          436,600         454,100          471,600


     For purposes of the ESRIP, "compensation" consists of the average of the annual salary and bonus paid to a plan participant by the Company for the highest three compensation years in the last 10 years prior to retirement.

     The credited years of service under the ESRIP for Messrs. Reiten, McCoy, DeBolt, Dodson and Harper are 13 years, 31 years, 21 years, 3 years and 8 years, respectively. For purposes of the ESRIP, Mr. Reiten was granted an additional 8 years of past service credit which are included in years of service shown. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will receive three additional years of service credit for ESRIP purposes.

     ESRIP benefits are 50% vested after five years of service and become vested for an additional 10% for each additional year of service until fully vested after 10 years of service. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will be fully vested regardless of years of service.

                            REPORT OF AUDIT COMMITTEE

     The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of the Company's accounting functions, financial reporting and internal controls. The Committee is composed of independent directors, and acts under a written charter first adopted and approved by the Board on May 25, 2000. Each of the members of the Committee is independent as defined by New York Stock Exchange listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's accounting, auditing, and financial reporting practices. During fiscal 2000, the Committee chair, or his designee, as representative of the Committee, discussed the interim financial information contained in each Quarterly Report on Form 10-Q with the Chief Financial Officer, the Controller, and the independent accountants prior to its filing with the Securities and Exchange Commission (SEC).

     In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with the Company's management and the independent accountants. Specifically, the Committee discussed with the independent accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion as to whether the financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships and non-audit services between the independent accountants and the Company that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In this regard, the Committee considered whether or not the provision of non-audit services by the independent accountants for the year 2000 is compatible with maintaining the independence of the firm. The Committee also discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company's internal controls, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with both the independent and the internal auditors their respective audit plans, audit scopes, and identification of audit risks.

     The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Northwest Natural Gas Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Respectfully submitted on February 22, 2001 by the Audit Committee of the Board of Directors:

            Wayne D. Kuni, Chair                      Dwight A. Sangrey
            Mary Arnstad                              Russell F. Tromley
            Thomas E. Dewey, Jr.                      Richard L. Woolworth


ITEM 2 - PROPOSED APPROVAL OF LONG-TERM INCENTIVE PLAN

     The Board of Directors has adopted, subject to shareholder approval, the Company's Long-Term Incentive Plan (the Plan), effective as of January 1, 2001. Historically, the Company has relied primarily on stock options to provide equity incentives to officers and employees. To provide more competitive compensation arrangements, particularly for executive officers, the Board of Directors believes that the Company should have the flexibility to make long-term stock incentive awards subject to such terms and restrictions as may be determined at the time of the awards. The proposed Plan will give the Company broad authority to make such awards covering up to 500,000 shares of Common Stock. The Plan provides for the award of stock bonuses, restricted stock and performance-based awards. Subject to shareholder approval, the Organization and Executive Compensation Committee (the Committee) has made initial long-term incentive awards under the Plan. See "New Plan Benefits." The material terms of the Plan are described below, and a complete copy of the Plan is attached to this Proxy Statement as Appendix B.

ELIGIBILITY

     All employees, officers and directors of the Company and its subsidiaries are eligible to receive awards under the Plan.

SHARES AVAILABLE

     The Plan provides that not more than 500,000 shares of Common Stock may be issued pursuant to the Plan. The Common Stock issued under the Plan may be authorized and unissued shares, reacquired shares, or shares delivered to or withheld by the Company in payment of any applicable consideration or withholding taxes with respect to an award under the Plan.

ADMINISTRATION

     The Plan is administered by the Board of Directors, which may adopt rules and regulations for the operation of the Plan and generally supervises the administration of the Plan. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both, authority to administer the Plan, except that only the Board of Directors may amend, modify or terminate the Plan. The Board of Directors has delegated to the Committee general authority for making awards under the Plan. The Committee consists exclusively of outside directors as defined in the regulations under
Section 162(m) of the Internal Revenue Code of 1986. The Committee determines individuals to whom awards are made under the Plan and the terms of any such awards.

TERM OF PLAN

     The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time.

STOCK BONUS AWARDS

     The Committee may award Common Stock as a stock bonus under the Plan. The Committee may determine the persons to receive awards, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by employees to the Company in connection with stock bonuses. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Committee at the time the stock is awarded. Restrictions may include restrictions concerning transferability and forfeiture of the shares. Stock bonus shares which are forfeited to the Company are again available for issuance under the Plan.

RESTRICTED STOCK

     The Plan provides that the Company may issue restricted shares in such amounts, for such consideration (including promissory notes and services), subject to such restrictions and on such terms as the Committee may determine. Restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares. Restricted shares that are forfeited to or repurchased by the Company are again available for issuance under the Plan.

PERFORMANCE-BASED AWARDS

     The Committee may grant Performance-based Awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Committee for the period covered by the award are met and the employee satisfies any other restrictions established by the Committee. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based Awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied, as determined by the Committee. No employee may receive in any fiscal year Performance-based Awards denominated in Common Stock under which the aggregate amount payable under the Awards exceeds the equivalent of 50,000 shares of Common Stock or Performance-based Awards denominated in dollars under which the aggregate amount payable under the Awards exceeds $1,000,000. The payment of a Performance-based Award in cash will not reduce the number of shares reserved under the Plan.

CHANGES IN CAPITAL STRUCTURE

     The Plan provides that if the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, stock dividend or recapitalization, appropriate adjustment will be made by the Committee in the number and kind of shares available for awards under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief description of the federal income tax consequences related to awards under the Plan. An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of
Section 83 of the Internal Revenue Code of 1986. Absent an election under
Section 83(b) at the time an employee is awarded nonvested stock, an employee who receives substantially nonvested stock in connection with performance of services will recognize ordinary taxable income in each year in which a portion of the shares substantially vest.

     If an employee makes a Section 83(b) election at the time of receipt of nonvested stock, he or she will recognize ordinary taxable income in the year of such receipt in an amount equal to the excess of the fair market value of the stock (determined without regard to the restrictions imposed by the Plan) at the time of transfer over any amount the employee pays for the stock. At the time the employee sells such stock the difference between the fair market value at the time the nonvested stock was transferred to him or her and the proceeds of the sale will be taxed as capital gain or loss. If an employee makes a
Section 83(b) election with respect to stock that is subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election.

     An employee who receives cash under a Performance-based Award will recognize ordinary taxable income at the time of receipt.

     The Company will generally be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes ordinary income with respect to the shares or cash awards.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any individual who on the last day of the taxable year is the chief executive officer or among the four highest compensated officers other than the chief executive officer. Pursuant to the regulations under Section 162(m), compensation received through a performance-based award will not be subject to the $1,000,000 limit if the performance-based award and the plan under which it is granted meet certain requirements. One such requirement is that shareholders approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 8 of the Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee consisting solely of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of Performance-based Awards granted under the Plan in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

NEW PLAN BENEFITS

     Subject to shareholder approval of the Plan, on December 13, 2000 the Committee made Performance-based Awards under the Plan which are summarized in the following table.

                                                                LONG-TERM INCENTIVE PLAN(1)
                                        -------------------------------------------------------------------------
                                                                         NUMBER OF SHARES
                                        PERFORMANCE       ------------------------------------------------
NAME AND POSITION                         PERIOD          AWARD        THRESHOLD      TARGET       MAXIMUM
-----------------                       -----------       -----        ---------      ------       -------

Richard G. Reiten                        2001-2002        8,000          1,600         8,000        16,000
  Chairman, President and Chief          2001-2003        8,000          1,600         8,000        16,000
   Executive Officer

Michael S. McCoy                         2001-2002        3,000           600          3,000         6,000
  Executive Vice President               2001-2003        3,000           600          3,000         6,000

Bruce R. DeBolt                          2001-2002        3,000           600          3,000         6,000
  Senior Vice President and Chief        2001-2003        3,000           600          3,000         6,000
  Financial Officer

Mark S. Dodson                           2001-2002        3,000           600          3,000         6,000
  Senior Vice President and General      2001-2003        3,000           600          3,000         6,000
  Counsel

W. Richard Harper, Jr.                   2001-2002        3,000           600          3,000         6,000
  Senior  Vice President                 2001-2003        3,000           600          3,000         6,000

Executive Officer Group                  2001-2002        26,000         5,200         26,000       52,000
                                         2001-2003        26,000         5,200         26,000       52,000

Non-Executive Director Group                 --              --            --             --           --

Non-Executive Employee Group                 --              --            --             --           --

-----------------------------------
1 Each executive officer received two awards, one based on a two year performance period (2001-2002) and the other based on a three year performance period (2001-2003). The Committee established a series of performance targets based on the Company's average annual return on equity for the applicable performance period corresponding to award payouts ranging from 20% to 200% of the target awards. A participant generally must be employed by the Company at the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability or retirement, or for other reasons within six months of the end of the performance period. Awards will be paid in Common Stock as soon as practicable after the end of the performance period. Participants will also receive dividend equivalent cash payments equal to the number of shares of Common Stock received on the award payout multiplied by the aggregate cash dividends paid per share by the Company during the performance period. Upon a change in control (as defined) of the Company, all outstanding awards will be paid at the target award level.

VOTE REQUIRED

     Approval of the Plan by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of "no" votes in determining whether the Plan is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


ITEM 3 - ELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has recommended that PricewaterhouseCoopers LLP, independent certified public accountants, be retained as independent auditors of the Company for the year 2001, and that this firm be elected by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will be provided with the opportunity to make a statement and to respond to appropriate questions. In case PricewaterhouseCoopers LLP is not elected, the Board of Directors will select another independent certified public accounting firm to serve as independent auditors of the Company.

AUDIT FEES

     PricewaterhouseCoopers' fees for the fiscal year 2000 audit and the review of Forms 10-Q are $137,000, of which an aggregate amount of $102,780 has been billed through December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year ended
December 31, 2000.

ALL OTHER FEES

     Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2000 are $75,710. These fees include amounts paid for audits of the Company's retirement plans, tax compliance work, services related to the issuance of securities and other special projects.

VOTE REQUIRED

     Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the election of PricewaterhouseCoopers LLP as independent auditors will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2001.

                                  OTHER MATTERS

     The management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

EXECUTIVE SEVERANCE AGREEMENTS

     The Board of Directors has approved the Company's entry into severance agreements with each executive officer of the Company, including all of the Named Executive Officers. These agreements generally provide for the payment, upon the termination of the employee's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company, of an amount equal to two or three times the sum of the employee's annual salary and average bonus for the last three years, and also provide for the three-year continuation of life and health insurance benefits. In addition, if any payments to the employee are subject to the excise tax on "parachute payments," the Company will make an additional payment to the employee such that the employee will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreements). All of the executive officers have executed the severance agreements.

     On February 28, 2001, the Company entered into a separation agreement with Mr. Harper relating to his separation from the Company on January 1, 2002. The agreement provided that he would resign as an officer of the Company effective February 28, 2001, but would continue to perform specified services as a contract employee of the Company from March 1, 2001 through January 1, 2002. For the period from March 1, 2001 through April 20, 2001 he would use up his paid vacation time that had accrued to the date of the agreement. From April 21, 2001 through April 30, 2001 he would be paid $4,333, and from May 1, 2001 through January 1, 2002 he would be paid $34,075 per month. In addition, a payment of $16,057 would be paid representing vacation accrued in 2001, and $54,700 would be paid as a bonus earned for his performance in 2000. However, for purposes of ESRIP, the agreement provides that his salary and bonus for 2001 shall be deemed to be $220,532.

EMPLOYMENT AGREEMENTS

     On November 2, 1995, the Company entered into an employment agreement with Mr. Reiten for a term extending until February 28, 2003. Under this agreement, the Company recognized eight years of past service for purposes of the ESRIP. Accordingly, Mr. Reiten is treated under the ESRIP as if he had commenced employment with the Company on February 28, 1988 and will be vested and eligible for supplemental retirement benefits at 65% of final annual compensation upon retirement on or after February 28, 2003. As amended on September 24, 1998, the agreement also provides that Mr. Reiten will be vested and eligible under the

ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) dies or becomes disabled, (b) is terminated other than for cause, or (c) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

     On July 2, 1997, the Company entered into an employment agreement with Mr. Dodson for a term extending until December 31, 2002, with an option for Mr. Dodson to renew for an additional term through December 31, 2007. Under this agreement, the Company modified the service requirements applicable to Mr. Dodson for purposes of the ESRIP. Accordingly, Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 32.5% of final annual compensation upon retirement on or after December 31, 2002 and 65% of final annual compensation upon retirement on or after December 31, 2007. The agreement also provides that Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) becomes disabled, (b) dies after December 31, 2002, (c) is terminated other than for cause, or (d) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

                       2002 ANNUAL MEETING OF SHAREHOLDERS

     The 2002 Annual Meeting of Shareholders is scheduled to be held in Portland, Oregon on Thursday, May 23, 2002. Specific proposals of common shareholders intended to be presented at this meeting must comply with the requirements of the Securities Exchange Act of 1934 and be received by the Secretary of the Company for inclusion in its 2002 proxy materials by December 17, 2001.

     The Securities and Exchange Commission's proxy rules allow the Company to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in the Company's proxy statement, if the Company does not have notice of the matter at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of shareholders. In addition, discretionary voting authority may generally also be used if the Company receives timely notice of such matter (as described in the preceding sentence) and if, in the proxy statement, the Company describes the nature of such matter and how the Company intends to exercise its discretion to vote on such matter. Accordingly, for the 2002 Annual Meeting of Shareholders any such notice must be submitted to the Secretary of the Company on or before March 2, 2002.

                                     GENERAL

     Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone or facsimile transmission. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $2,500 plus reasonable out-of-pocket expenses.

     If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy so that the business of the meeting can be transacted.

                                        By Order of the Board of Directors,



Portland, Oregon                        C. J. Rue
April 16, 2001                          Secretary

                                                                      APPENDIX A

                          NORTHWEST NATURAL GAS COMPANY
                             AUDIT COMMITTEE CHARTER

            AS RECOMMENDED BY THE AUDIT COMMITTEE AND APPROVED BY THE
                BOARD OF DIRECTORS ON AND EFFECTIVE MAY 25, 2000

ORGANIZATION

The Audit Committee ("Committee") and its Chairperson shall be selected by the Board of Directors ("Board"), based on recommendations of the Lead Director and the CEO, at a meeting following the annual shareholders meeting. The Committee shall consist of at least three Directors including a Chairperson. The Committee shall include only independent Directors as defined by the relevant listing authority. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise, as the Board, in its business judgment, interprets the foregoing qualifications.

STATEMENT OF POLICY

The Committee shall, through regular or special meetings with management, the Director of Internal Auditing, and the Company's independent auditor, provide oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate.

RESPONSIBILITIES

The Committee shall:

o Recommend to the Board the appointment of the firm of independent certified public accountants to serve as the Company's independent auditor and shall review the activities and independence of the independent auditor, including communicating to the independent auditor that it is ultimately accountable to the Board and the Audit Committee.
o Have the authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement), subject to the approval of the Board.
o Ensure that the independent auditor provides annually to the Committee a formal written statement delineating all relationships between the independent auditor and the Company.
o Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.
o Recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence.

o Approve the appointment and evaluation, in consultation with executive management, of the Director of Internal Auditing.
o Review the organization, staffing, scope, results, and effectiveness of the Company's internal audit function.
o Have separate direct lines of communication between itself and the independent auditor, the Director of Internal Auditing and, with regard to litigation and legal and regulatory compliance, the General Counsel.

The Committee shall review:

o Annual audit plans of the Director of Internal Auditing and the independent auditor.
o The results of the internal auditor's and the independent auditor's activities, including major conclusions, findings and recommendations, and related management responses.
o The Company's accounting and financial reporting practices, policies and procedures.
o The Company's audited financial statements to be included in the Company's annual report on Form 10-K.
o Material litigation involving the Company and litigation involving officers and directors.
o Accounting, legal, tax and other developments of major significance to the Company.
o    Adequacy and effectiveness of internal controls.
o Progress or results relating to major capital projects or contingency issues, as the Committee considers appropriate.
o    Compliance with legal and regulatory requirements.
o    The Company's policies relating to delegation of management authority.
o    The continued adequacy of this Audit Committee Charter on an annual basis.
o    Such other matters as the Board or the Committee considers appropriate.

REPORTING & OTHER REQUIREMENTS

o Prior to the filing of the Form 10-K and in addition to its assessment of the independent auditor's independence, the Committee shall review and discuss the audited financial statements with management, and discuss with the independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements.
o The Committee shall report to the Board, based on its reviews and discussions, whether it recommends to the Board that the most recent year's audited financial statements be included in the Company's Form 10-K to be filed with the SEC.
o The Committee shall report to the shareholders, in the Company's proxy statement, whether it has reviewed and discussed the audited financial statements with management; whether it has discussed with the Company's independent auditor the matters required to be discussed under relevant auditing standards; whether it has received the written disclosures and the letter from the Company's independent auditor with respect to the auditor's independence; and whether it has discussed the independent auditor's independence with the auditor.
o With regard to filings on Form 10-Q, the Chairperson and/or his or her Committee designee(s) shall review the document with management and the independent auditor prior to its filing.
o The Committee shall receive periodic reports from management, the General Counsel, the Director of Internal Auditing, and the independent auditor on matters relating to accounting, financial reporting, internal control, auditing, litigation and compliance with legal business policies and regulatory requirements. The Committee shall receive these reports pursuant to a schedule that the Committee Chairperson develops in consultation with management.
o The Committee shall meet privately (without members of management present) and separately with the Director of Internal Auditing and the independent auditor at least once each year and, when deemed appropriate, with the Company's General Counsel.
o The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee may engage independent resources to assist in its investigations, as it deems necessary.
o The Committee Chairperson shall make regular reports to the Board on the Committee's activities.

                                                                      APPENDIX B

                          NORTHWEST NATURAL GAS COMPANY
                            LONG-TERM INCENTIVE PLAN

     1. PURPOSE. The purpose of this Long-Term Incentive Plan (the "Plan") is to enable Northwest Natural Gas Company (the "Company") to attract and retain the services of selected employees, officers and directors of the Company or of any subsidiary of the Company.

     2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 500,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If a Performance-based Award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such Performance-based Award shall again be available under the Plan. If shares sold or issued as a bonus or Performance-based Award under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

     3.  EFFECTIVE DATE AND DURATION OF PLAN.

         (a) EFFECTIVE DATE. The Plan shall become effective as of January 1, 2001. However, all awards under the Plan shall be conditioned on and subject to approval of the Plan by the shareholders of the Company. Subject to this limitation, Performance-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

         (b) DURATION. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to Performance-based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

     4.  ADMINISTRATION.

         (a) BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

         (b) COMMITTEE. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 10.

     5. TYPES OF AWARDS; ELIGIBILITY. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan:
(i) award stock bonuses as provided in Section 6; (ii) sell shares subject to restrictions as provided in Section 7; and (iii) grant Performance-based Awards as provided in Section 8. An award may be made to any employee, officer or director of the Company or any subsidiary of the Company. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

     6. STOCK BONUSES. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

     7. RESTRICTED STOCK. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 7 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

     8. PERFORMANCE-BASED AWARDS. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Performance-based Awards"). Performance-based Awards shall be denominated at the time of grant either in Common Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock ("Performance Shares"), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

         (a) AWARD PERIOD. The Board of Directors shall determine the period of time for which a Performance-based Award is made (the "Award Period").

         (b) PERFORMANCE GOALS AND PAYMENT. The Board of Directors shall establish in writing objectives ("Performance Goals") that must be met by the Company or any subsidiary, division or other unit of the Company ("Business Unit") during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 8(d)). The Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

         (c) COMPUTATION OF PAYMENT. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award.

         (d) MAXIMUM AWARDS. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 50,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $1,000,000.

         (e) TAX WITHHOLDING. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

         (f) EFFECT ON SHARES AVAILABLE. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

     9. CHANGES IN CAPITAL STRUCTURE. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares subject to outstanding Performance-based Awards so that the recipient's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

     10. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 9, however, no change in an award already granted shall be made without the written consent of the holder of such award.

     11. APPROVALS. The obligations of the Company under the Plan are subject to the approval of the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, and such other state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

     12. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

     13. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date the recipient becomes the holder of record.

[LOGO OMITTED] NW NATURAL
               220 N.W. SECOND AVENUE
               PORTLAND, OR  97209

                                                                  April 16, 2001

Dear Shareholder:

We cordially invite you to attend the 2001 Annual Meeting of Shareholders of Northwest Natural Gas Company (the Company), which will be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 24, 2001, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to be with us.

At the meeting you will be asked to consider and vote upon (1) the election of five directors; (2) the approval of the Long-Term Incentive Plan; and (3) the election of independent auditors. Your Board of Directors unanimously recommends that you vote FOR Items 1, 2 and 3.

Whether or not you expect to attend, to assure your representation at the meeting and the presence of a quorum, please compete, date, sign and mail promptly the enclosed proxy, for which a return envelope is provided.

Sincerely,

/s/ Richard G. Reiten

Richard G. Reiten
Chairman and Chief Executive Officer


[LOGO OMITTED] NW NATURAL                                       REVOCABLE PROXY

This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

ITEM 1.               Vote on Directors                      [ ] FOR ALL
  Class I Nominee:    Richard L. Woolworth                   [ ] WITHHOLD ALL
  Class II Nominees:  Tod R. Hamachek, Wayne D. Kuni,        [ ] FOR ALL EXCEPT
                      Melody C. Teppola, Russell F. Tromley

                                        To withhold an individual nominee, mark
                                        "FOR All Except" and write the nominee's name on the line below.

                                        ---------------------------------------

           PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING



ITEM 2.  Approval of the Long-Term
         Incentive Plan                 [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

ITEM 3.  Election of PricewaterhouseCoopers LLP
         as Auditors for 2001           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN


[ ] PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING.



                                        ----------------------------------------
                                        Signature(s)


                                        ----------------------------------------
                                        Signature(s)

                                        When signing as attorney-in-fact,
                                        executor, administrator, trustee,
                                        guardian or officer of a corporation,
                                        please give full title as such. On joint accounts, each owner should sign.

                                        Date:                            ,  2001
                                             ---------------------------

            PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING

[GRAPHIC OMITTED] NW NATURAL

                                                                 REVOCABLE PROXY

                          NORTHWEST NATURAL GAS COMPANY

                  PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wayne D. Kuni, Richard G. Reiten and Robert L. Ridgley and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 24, 2001, and at all adjournments thereof,
(i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company's Common Stock are held for the account of the undersigned under the Company's Dividend Reinvestment and Stock Purchase Plan, its Retirement K Savings Plan or its Employee Stock Purchase Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein, at the 2001 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodation for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3411 at least 72 hours before the meeting.

               PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
                AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.